Exhibit 14.1

Kush Bottles, Inc. Code of Business Conduct and Ethics

Adopted by the Board of Directors on March 9, 2018

1.       Introduction.

1.1        The Board of Directors of Kush Bottles, Inc. (together with its subsidiaries, the "Company") has adopted this Code of Ethics and Business Conduct (the "Code") in order to:

(a)       promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b)       promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;

(c)       promote compliance with applicable governmental laws, rules and regulations;

(d)       promote the protection of Company assets, including corporate opportunities and confidential information;

(e)       promote fair dealing practices;

(f)       deter wrongdoing; and

(g)       ensure accountability for adherence to the Code.

1.2       All directors, officers and employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 15, Reporting and Enforcement.

2.       Honest and Ethical Conduct.

2.1       The Company's policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2       Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

3.       Foreign Corrupt Practices Act (FCPA). The Company conducts its business with the highest legal and ethical standards and will not tolerate corruption. Each employee, contractor, consultant and agent must perform his/her job in full compliance with the Foreign Corrupt Practices Act (FCPA) and must never conduct business through unlawful payments, bribes, kickbacks, gifts, or other questionable inducements. The FCPA specifically prohibits the Company’s employees, contractors, consultants and agents from offering, promising, making, authorizing, or providing, directly or indirectly, any payments, gifts, or anything of value to a non-U.S. government official, political party or candidate, or an official of an international organization, with the intent to:

•	improperly influence or reward the official’s actions;

•	improperly influence decision-making in order to obtain or retain business; or

•	secure an improper advantage.

Each Kush Bottles Inc. employee, contractor, consultant and agent has the responsibility to ensure that his/her dealings with non-U.S. government officials, including state-employed healthcare professionals, comply with the FCPA. Likewise, each employee, contractor, consultant and agent is prohibited from making payments to any third party whom the employee, contractor, consultant or agent knows will, or believes is likely to, make an unlawful payment related to, or on behalf of, the Company’s business.

4.       Conflicts of Interest.

4.1       A conflict of interest occurs when an individual's private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

4.2       Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer are expressly prohibited.

4.3       Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described herein. Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or the Chief Financial Officer. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Chief Financial Officer with a written description of the activity and seeking the Chief Financial Officer's written approval. If the supervisor is himself or herself involved in the potential or actual conflict, the matter should instead be discussed directly with the Chief Financial Officer.

Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the independent members of the Board of Directors or, if constituted, the Audit Committee of the Board of Directors.

5.       Meals, Gifts and Entertainment

5.1       Employees must not solicit, accept or give gifts that may influence business decisions and must be cautious when giving gifts or entertainment to, or accepting gifts or entertainment from, anyone who does or seeks to do business with our Company.

5.2       Employees may never accept or offer gifts that are: cash or monetary equivalents, such as gift cards or vouchers; objects that have significant value, or may appear significant to others; or indicative of preferential treatment. Employees may never accept or offer entertainment that is: excessive in value; not business-related; or in an inappropriate setting.

5.3       Employees may accept business-related meals, entertainment, token gifts or favors that do not have significant value and do not create a real or apparent sense of obligation. This rule also applies to any gifts and entertainment given to your family members or a charity you support.

5.4       No gifts or business entertainment, of any kind, may be given to any government employee or consultant without the prior approval. In this connection, practices that are acceptable in commercial business environments may be against the law or may violate the policies governing applicable federal, state or local government employees or consultants (including the employees of universities and medical centers).

6.       Compliance.

6.1       Employees, officers and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

6.2       Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Company’s Chief Financial Officer.

6.3       No director, officer or employee may purchase or sell any Company securities while in possession of material non-public information regarding the Company, nor may any director, officer or employee purchase or sell another company's securities while in possession of material non-public information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material non-public information regarding the Company or any other company to:

(a)       obtain profit for himself or herself; or

(b)       directly or indirectly "tip" others who might make an investment decision on the basis of that information.

In order to assist with compliance with laws against insider trading, the Company has adopted an Insider Trading Policy governing securities trades by insiders (collectively, the “Insider Trading Policy”). A copy of that policy has been distributed to every employee. This Code does not supersede or replace the Insider Trading Policy, and is meant only to supplement and reinforce the restrictions and guidance of the Insider Trading Policy with respect to securities transactions. If you have any questions, please consult the Company’s Chief Financial Officer.

7.       Disclosure.

7.1       The Company's periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

7.2       Each director, officer and employee who contributes in any way to the preparation or verification of the Company's financial statements and other financial information must ensure that the Company's books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company's accounting and internal audit departments, as well as the Company's independent public accountants and counsel.

7.3       Each director, officer and employee who is involved in the Company's disclosure process must:

(a)       be familiar with and comply with the Company's disclosure controls and procedures and its internal control over financial reporting; and

(b)       take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

7.4       To the extent any director, officer or employee reasonably believes that questionable accounting or auditing conduct or practices have occurred or are occurring, report those concerns to the Chief Financial Officer or the Board of Directors or, alternatively, through the Company’s anonymous complaint process described in Section 15.1(e) below.

8.       Record Retention

8.1       All records that relate to your work are the property of the Company. No employee has a personal or property right to Company records, including records that an employee authored or helped develop or compile.

8.2       Employees, officers, directors, and consultants are required to retain, protect, store, and dispose of Company records according to the Company’s Records Retention Policy. Do not dispose of records that are subject to any ongoing or threatened subpoena, litigation, government or other investigation, or tax audit.

9.       Protection and Proper Use of Company Assets.

9.1       All directors, officers and employees should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability and are prohibited.

9.2       All Company assets should be used only for legitimate business purposes, though incidental personal use may be permitted. Any suspected incident of fraud or theft should be reported for investigation immediately.

9.3       The obligation to protect Company assets includes the Company's proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

10.       Corporate Opportunities. All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In addition, no director, officer or employee may compete with the Company.

11.       Confidentiality. Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or is required or permitted by law. Confidential information includes all non-public information (regardless of its source) that might be of use to the Company's competitors or harmful to the Company or its customers, suppliers or partners if disclosed.

12.       Fair Dealing. Each director, officer and employee must deal fairly with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.

13.       Discrimination, Harassment and Retaliation. The diversity of the Company’s employees is a tremendous asset. The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination, harassment or retaliation of any kind. Examples of such behavior include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. Please consult the Company’s employee handbook for more information on the Company’s policy against such conduct.

14.        Environment, Health and Safety.

14.1       The Company is committed to conducting its business in compliance with all applicable environmental and workplace health and safety laws and regulations. The Company strives to provide a safe and healthy work environment for our employees and to avoid adverse impact and injury to the environment and communities in which we conduct our business. Achieving this goal is the responsibility of all employees, officers, and directors.

15.       Reporting and Enforcement.

15.1       Reporting and Investigation of Violations.

(a)       Actions prohibited by this Code involving directors or executive officers must be reported to the independent members of the Board of Directors or, if constituted, the Audit Committee of the Board of Directors.

(b)       Actions prohibited by this Code involving anyone other than a director or executive officer must be reported to the reporting person's supervisor or the Chief Financial Officer.

(c)       After receiving a report of an alleged prohibited action, the independent members of the Board of Directors (or, if constituted, the Audit Committee of the Board of Directors), the relevant supervisor or the Chief Financial Officer must promptly take all appropriate actions necessary to investigate.

(d)       All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

(e)       For those persons who desire to make anonymous reporting complaints, the Company has retained an independent company, Lighthouse Services, to establish a secure, confidential and anonymous reporting mechanism. Lighthouse Services’ role is to facilitate secure reporting and record-keeping through its website and telephone hotline. Lighthouse Services will not investigate or evaluate reports of Code violations.

Any officer, director, employee or consultant of the Company or any subsidiary may submit a Reporting Complaint on a confidential or anonymous basis to Lighthouse Services. If the reporting person desires anonymity, they should not access the Lighthouse Services website from the Company’s computer network, but rather should use a personal computer or outside internet portal, or telephone the Lighthouse Services telephone hotline from outside the Company:

Lighthouse Services website:	www.lighthouse-services.com/kushbottles

Toll-free telephone hotline:	(833) 480-0010

Lighthouse Services will provide copies or transcripts of reports of Code violations to the Chief Financial Officer. Reports of Code violations which are submitted anonymously will remain anonymous. Anonymous reports of Code violations will be treated in the same manner as those bearing a signature. If requested by the reporting person, Lighthouse Services will provide a process for handling follow-up questions directly with the reporting person to ensure confidentiality.

15.2       Enforcement.

(a)       The Company must ensure prompt and consistent action against violations of this Code.

(b)       If, after investigating a report of an alleged prohibited action by a director or executive officer, the independent members of the Board of Directors (or, if constituted, the Audit Committee of the Board of Directors) determine that a violation of this Code has occurred, the independent members of the Board of Directors (or, if constituted, the Audit Committee of the Board of Directors) will report such determination to the Board of Directors.

(c)       If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor determines that a violation of this Code has occurred, the supervisor will report such determination to the Chief Financial Officer.

(d)       Upon receipt of a determination that there has been a violation of this Code, the Board of Directors or the Chief Financial Officer will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

15.3       Waivers.

(a)       Each of the Board of Directors (in the case of a violation by a director or executive officer) and the Chief Financial Officer (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code.

(b)       Any waiver for a director or an executive officer shall be disclosed as required by SEC and any applicable securities exchange rules.

15.4       Prohibition on Retaliation.

The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.